Force Energy Corp.

601 – 8623 Granville Street

Vancouver, B.C., V6P, 5A2

Canada

March 11, 2008

Everett Willard Gray II, Director

G2 Petroleum, LLC

3000 N. Garfield

Suite 210

Midland, TX 79705

USA

Dear Mr. Gray:

Re: Participation in G2 Petroleum, LLC’s Diamond Spring Prospect.

Force Energy Corp. ("Force") has an interest in participating in an initial well (the “Well”)on G2 Petroleum, LLC's ("G2") Diamond Springs Prospect (the “Prospect”) in addition to purchasing a 5% Working Interest (“WI”) in the Prospect. The Prospect is located near Diamond Springs Wyoming. A legal description of the Prospect is attached hereto as Appendix A. Furthermore, Force will have an option to purchase an additional 20% WI in the Prospect. The purpose of this letter is to set forth the basic terms and conditions of the entire acquisition (the “Acquisition”).

Upon the acceptance of this letter, the parties shall forthwith enter into a definitive Acquisition Agreement with respect to this Acquisition, on the terms and conditions which are the normal practice for such oil and gas acquisitions in the State of Wyoming.

Upon acceptance of this letter by G2, Force shall pay G2 $50,000 by way of a Promissory Note due without interest, on or before April 30, 2008. $300,000 shall be paid by Force to G2 within 90 days of the execution of an Acquisition Agreement at which time, Force shall have earned a 75% Net Revenue Interest (“NRI”) in the Well. It is expected that the Well will be drilled and tested in July 2008. The aforesaid funds will be used for the drilling and testing of the Well. Force will be responsible for 100% of the costs of the drilling and testing of the Well. The cost of drilling will be offer on a turnkey basis by G2.

Upon drilling of the Well Force shall grant G2, 250,000 Common Shares of Force Energy Corp. as payment in full for a 5% WI in all subsequent wells drilled on the Prospect. G2 has granted Force an option to purchase up to an additional 20% WI in all subsequent wells on the Prospect at an agreed to price of $100,000 per 1% of WI. This option must be exercised on or before December 15th, 2008. G2 as Operator will drill, test, complete, and operate the Well and subsequent wells on the Prospect.

I look forward to your thoughts regarding this letter at your earliest convenience. Please do not hesitate to contact me with any questions or concerns.

Yours truly

Force Energy Corp.

per:   /s/ Rahim Rayani

Rahim Rayani, director & CEO

ACCEPTED and AGREED TO this 14th day of March, 2008 in the City of Vancouver, in the Province of British Columbia.

G2 Petroleum, LLC

/s/ Everett Willard Gray

By: Everett Willard Gray II Title: Managing Director

Appendix A

March 11, 2008

Legal description of G2’s Diamond Spring Prospect:

T 32 Sec. N R 90 W 6th P.M, Fremont County, Wyoming

Sec.	4 S1/2S1/2
5-Lots 2-4,S1/2S1/2
6-Lots 1-4
7-Lot 4,SESW, S1/2SE
8-E1/2,E1/2W1/2
9-ALL
10-W1/2, Pt. of MS 732 in W1/2
15-N1/2NW, Pt. MS 732 in N1/2NW
17-N1/2NE
18-Lot 1, N1/2NE,NENW

T 33 North, R 90 West Fremont County, Wyoming

Sec. 31-E1/2SE
Sec. 32-S1/2
Sec. 33-SW1/4

T 32 North-R 91W Fremont County, Wyoming

Sec. 12-S1/2SE1/4
Sec. 13-NE ¼

Total Acres 3317.32

CW1788541.1